As filed with the Securities and Exchange Commission on April 11, 2022

Registration No. 333-232092

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spirit of Texas Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Texas	90-0499552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1836 Spirit of Texas Way

Conroe, Texas 77301

(936) 521-1836

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

George A. Makris, Jr.

Chairman and Chief Executive Officer

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Frank M. Conner III

Charlotte May

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, D.C. 20001

(202) 662-6000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-232092 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2019 by Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit” or the “Registrant”), registering an indeterminate number of shares of common stock, shares of preferred stock, depositary shares, subscription rights, units, warrants and/or principal amount of debt securities of the Registrant having an aggregate initial offering price not to exceed $150,000,000, as well as an indeterminate number of shares of common stock, shares of preferred stock, depositary shares, subscription rights, units and warrants or debt securities issuable upon exercise, conversion or exchange of any securities that provide for such issuance.

On April 8, 2022, pursuant to the Agreement and Plan of Merger, dated as of November 18, 2021, by and between Simmons First National Corporation (“Simmons”) and Spirit (the “Merger Agreement”), Spirit merged with and into Simmons (the “Merger”), with Simmons as the surviving corporation and successor-by-merger to the plans described in the Registration Statement.

In connection with the Merger, Spirit is terminating all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, Spirit hereby amends the Registration Statement by deregistering all shares that remain unsold or unissued under the Registration Statement.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is included as Annex A in the Registrant’s Schedule 14A filed with the SEC on January 20, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Spirit of Texas Bancshares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas on April 11, 2022.

SIMMONS FIRST NATIONAL CORPORATION as successor-in-interest to Spirit of Texas Bancshares, Inc.

By:	/s/ James M. Brogdon
James M. Brogdon
Executive Vice President, Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 of the Securities Act.